SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 1 )(1)


                           Barrier Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                   06850R 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

--------
          (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 06850R 10 8                                          Page 2 of 7 Pages

--------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Johnson & Johnson
           22-1024240
--------------------------------
2.   CHECK THE APPROPRIATE BOX IF            (a) [ ]
     A MEMBER OF A GROUP                     (b) [ ]

--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
     EACH                          6.    SHARED VOTING POWER
   REPORTING
 PERSON WITH
                                            3,753,749 shares of Common Stock

                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                               -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            3,753,749 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,753,749 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.6%
--------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------

CUSIP No. 06850R 10 8                                          Page 3 of 7 Pages

--------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Johnson & Johnson Consumer Companies, Inc.

--------------------------------
2.   CHECK THE APPROPRIATE BOX IF            (a) [ ]
     A MEMBER OF A GROUP                     (b) [ ]

--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
     EACH                          6.    SHARED VOTING POWER
   REPORTING
 PERSON WITH
                                            856,028 shares of Common Stock

                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                               -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            856,028 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         856.028 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.6%
--------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------

CUSIP No. 06850R 10 8                                          Page 4 of 7 Pages

--------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Johnson & Johnson Development Corporation
           22-2007137
--------------------------------
2.   CHECK THE APPROPRIATE BOX IF            (a) [ ]
     A MEMBER OF A GROUP                     (b) [ ]

--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
     EACH                          6.    SHARED VOTING POWER
   REPORTING
 PERSON WITH
                                            256,410 shares of Common Stock

                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                               -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            256,410 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         256,410 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.1%
--------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------

CUSIP No. 06850R 10 8                                          Page 5 of 7 Pages

--------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Janssen L.P.

--------------------------------
2.   CHECK THE APPROPRIATE BOX IF            (a) [ ]
     A MEMBER OF A GROUP                     (b) [ ]

--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
     EACH                          6.    SHARED VOTING POWER
   REPORTING
 PERSON WITH
                                            2,641,311 shares of Common Stock

                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                               -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            2,641,311 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,641,311 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.0%
--------------------------------
12. TYPE OF REPORTING PERSON

                  PN
--------------------------------

CUSIP No. 06850R 10 8                                          Page 6 of 7 Pages

                         Amendment No. 1 to Schedule 13G

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 8, 2005 (the "Schedule 13G".) Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

ITEM 2(a) -       NAME OF PERSON FILING:

                  JPP has changed its name to Janssen L.P.

ITEM 4 -          OWNERSHIP:

                  (a) Amount Beneficially Owned:

                  J&J:  3,753,749 shares of Common Stock
                  JJDC:  256,410 shares of Common Stock
                  JPP: 2,641,311 shares of Common Stock
                  JJCC: 856,028 shares of Common Stock

                  (b) Percent of Class:

                  J&J: 15.6%
                  JJDC: 1.1%
                  JPP: 11.0%
                  JJCC: 3.6%

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: -0-

                  (ii) shared power to vote or to direct the vote:

                  J&J:  3,753,749 shares of Common Stock
                  JJDC:  256,410 shares of Common Stock
                  JPP: 2,641,311 shares of Common Stock
                  JJCC: 856,028 shares of Common Stock

                  (iii) sole power to dispose or to direct the disposition
                        of: -0-

                  (iv) shared power to dispose or to direct the disposition
                        of:

                  J&J:  3,753,749 shares of Common Stock
                  JJDC:  256,410 shares of Common Stock
                  JPP: 2,641,311 shares of Common Stock
                  JJCC: 856,028 shares of Common Stock

CUSIP No. 06850R 10 8                                          Page 7 of 7 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               JOHNSON & JOHNSON


                               By /s/ MICHAEL H. ULLMANN
                                  ----------------------------
                               Name:  Michael H. Ullmann
                               Title:  Secretary



                               JOHNSON & JOHNSON DEVELOPMENT CORPORATION


                               By /s/ MANISH YADAV
                                  ----------------------------
                               Name:  Manish Yadav
                               Title:  Secretary

                               JANSSEN L.P.
                               By Janssen Pharmaceutica, Inc., General Partner

                               By /s/ MIKE  C. CHESTER
                                  ----------------------------
                               Name:  Mike C. Chester
                               Title:  Secretary


                               JOHNSON & JOHNSON CONSUMER COMPANIES, INC.


                               By /s/ DONNA M. MALIN
                                  ----------------------------
                               Name:  Donna M. Malin
                               Title:  Secretary


Dated:  January 25, 2006